Exhibit No. 5.1
April 29, 2021

Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100

Re:    Post-Effective Amendment No. 1 to Registration Statement No. 333-51922 on     Form S-8

Ladies and Gentlemen:

I am the Senior Deputy General Counsel of Kimberly-Clark Corporation (the “Corporation”). This opinion is rendered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 to Registration Statement No. 333-51922 on Form S-8 (the “Post-Effective Amendment”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Corporation’s common stock, $1.25 par value (the “Shares”), that were previously available for issuance under the Corporation’s 2011 Outside Directors’ Compensation Plan and are now available for issuance under the Corporation’s 2021 Outside Directors’ Compensation Plan (the “2021 Directors Plan”).

I, or a member of my staff upon whom I have relied, have examined the 2021 Directors Plan and such corporate and other documents and records, and certificates of public officials and officers of the Corporation, as I have deemed necessary for purposes of this opinion. In stating my opinion, I have assumed the genuineness of all signatures of, and the authority of, persons signing any documents or records on behalf of parties other than the Corporation, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized, and, when issued and paid for in accordance with the 2021 Directors Plan and the provisions of the award agreements relating to awards granted under the 2021 Directors Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. The foregoing opinion is expressed solely for the benefit of the addressee hereof and may not be relied upon by any other person or entity without my prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, I hereby consent to the use of this opinion in the related Section 10(a) Prospectus. In giving this consent, I do not thereby admit that I come within the category of persons whose

Kimberly-Clark Corporation	P.O. Box 61900 Dallas, Texas 75261-9100
(972) 281-1200

April 29, 2021

consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

By:	/s/ Grant B. McGee
Grant B. McGee